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                                                               EXHIBIT 8.01

              [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

                                                              March 6, 2001

Phillips Petroleum Company
Phillips Building
Bartlesville, OK 74004

Ladies and Gentlemen:

   Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") of Phillips Petroleum Company, a Delaware corporation ("Phillips"), relating to the merger (the "Merger") of Ping Acquisition Corp., a Nevada corporation and wholly owned subsidiary of Phillips, with and into Tosco Corporation, a Nevada corporation.

   We have participated in the preparation of the discussion set forth in the section entitled "THE MERGER--Material U.S. Federal Income Tax Consequences" in the Registration Statement. In our opinion, such discussion, insofar as it describes the United States federal income tax consequences of the Merger, is accurate in all material respects.

   We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), and we do not thereby deem ourselves experts within the meaning of Section 11 of the Securities Act.

                                          Very truly yours,

                                          /s/ Wachtell, Lipton, Rosen & Katz